EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-119097) of China Energy Savings Technology, Inc. and subsidiary of our report, dated January 29, 2004, appearing in this Annual Report on Form 10-KSB of China Energy Savings Technology, Inc. and subsidiary for the year ended September 30, 2004.


/s/ Webb & Company, P.A.

Webb & Company, P.A.
Boynton Beach, Florida
January 31, 2005